UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

HUDSON GLOBAL, INC.
(Name of Registrant as Specified in Its Charter)

LONE STAR VALUE INVESTORS, LP LONE STAR VALUE INVESTORS GP, LLC LONE STAR VALUE MANAGEMENT, LLC JEFFREY E. EBERWEIN BRADLEY L. RADOFF RICHARD K. COLEMAN, JR.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Lone Star Value”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of Lone Star Value’s slate of two highly-qualified director nominees to the Board of Directors of Hudson Global, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 19, 2014, Lone Star Value issued the following press release:

LONE STAR VALUE FILES PRELIMINARY PROXY MATERIALS TO ELECT TWO DIRECTOR CANDIDATES TO THE HUDSON BOARD OF DIRECTORS AT THE 2014 ANNUAL MEETING

NEW YORK, March 19, 2014 -- Lone Star Value Management, LLC (together with its affiliates and the other participants in its solicitation, “Lone Star Value” or “we”), together a significant shareholder of Hudson Global, Inc. (“Hudson” or the “Company”) (NASDAQ: HSON), with approximately 7.4% of the outstanding common stock of the Company, announced today that it filed preliminary proxy materials with the Securities and Exchange Commission in connection with the election of directors to the Board of Directors of Hudson (the “Board”) at the 2014 annual meeting of shareholders (the “2014 Annual
Meeting”).  Lone Star Value stated in its preliminary proxy statement that the current Board has overseen prolonged operating and stock price underperformance and further appears to lack a strategically coherent plan or the commitment or ability to tackle the serious issues facing Hudson.

Jeff Eberwein of Lone Star Value and a director nominee stated, “Lone Star Value is a significant shareholder in Hudson and we are interested in maximizing shareholder value and improving corporate governance at Hudson for the benefit of all shareholders.  We are disappointed in the Company’s continued poor operating and stock price performance.  A review of Hudson’s stock price performance in the last 10 years highlights the depths to which this stock has plunged.  Over the last 10 years, HSON stock is down 71%.  During this same time period, the Russell 2000 Index is up by 128%.  Thus, Hudson’s stock has underperformed its benchmark by a staggering 200%.”

Mr. Eberwein continued, “While losses mount and shareholder value continues to be destroyed, the Board has been well paid and has insulated itself from shareholder disapproval with a classified board structure, a poison pill and anti-shareholder defenses.  Because of HSON’s classified board, only two directors are up for election in 2014: Robert Dubner and Jennifer Laing.  During Mr. Dubner’s tenure on the Board, Hudson has endured pretax losses of almost $120 million and HSON’s stock price has declined by 80%.  During Ms. Laing’s tenure on the Board, HSON’s pretax losses have totaled $460 million and its stock price has declined almost 70%.”

Mr. Eberwein concluded, “We believe meaningful change on the Board is urgently needed. That is why Lone Star Value has nominated two highly qualified candidates for election to the Board at Hudson’s 2014 Annual Meeting.  We believe Hudson’s shareholders will greatly benefit from the expertise of our experienced and proven nominees and from having shareholder representation on the Board. Given the Board’s poor track record having presided over an extended period of operating losses and negative stock price performance, we call on the Board to refrain from any changes to the composition, or size of the Board prior to the 2014 Annual Meeting, which we will view as a manipulation of Hudson’s corporate machinery, and to let shareholders alone determine who should be their directors.”

Lone Star Value’s Director Nominees:

Richard K. Coleman, Jr. is the President and Chief Executive Officer of Crossroads Systems, Inc. (“Crossroads”), a global provider of data archive solutions, where he also serves as a director. He is also the founder and President of Rocky Mountain Venture Services, a firm that assists technology companies plan and launch new business ventures and restructuring initiatives. Prior to that, Mr. Coleman served in a variety of senior operational roles including CEO of Vroom Technologies Inc., Chief Operating Officer of MetroNet Communications, and President of US West Long Distance.  He also previously held significant officer level positions with Frontier Communications, Centex Telemanagement and Sprint Communications. Mr. Coleman currently serves as a director of NTS, Inc. (“NTS”), a broadband services and telecommunications company, Aetrium Incorporated (“Aetrium”), a recognized leader in the global semiconductor industry, and On Track Innovations Ltd. (“On Track Innovations”), one of the pioneers of cashless payment technology. Mr. Coleman’s depth of experience serving in senior executive positions and on various public company boards coupled with his extensive expertise in business development and operations well qualifies him for service as a director of the Company.

Jeffrey E. Eberwein is the founder and CEO of Lone Star Value Management, an investment firm. Prior to that, Mr. Eberwein was a private investor and served as a portfolio manager at Soros Fund Management and Viking Global Investors.  Mr. Eberwein is currently Chairman of the boards of Aetrium, Digirad Corporation and Crossroads.  He is also a director at NTS and On Track Innovations.  Mr. Eberwein previously served as a director of The Goldfield Corporation.  Mr. Eberwein’s over twenty years of Wall Street experience and valuable public company and financial expertise, gained from both his employment history and directorships, will make him a valuable addition to the Board.

Mr. Eberwein concluded, “Rick Coleman and I have successfully worked together at several companies to improve operating performance and deliver value for shareholders. Rick has expertise in operations and turnarounds across many industries while I specialize in capital allocation, strategy and maximizing value for all shareholders.”

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders. Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors. Lone Star Value is based in Old Greenwich, CT.

Investor Contacts:

John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11

Jeffrey E. Eberwein
203-542-7020
je@lonestarvm.com

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Lone Star Value Management, LLC, together with the other participants named herein has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a preliminary proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of two highly-qualified director nominees at the 2014 annual meeting of shareholders of Hudson Global, Inc., a Delaware corporation (the “Company”).

LONE STAR VALUE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”), Jeffrey E. Eberwein, Bradley L. Radoff and Richard K. Coleman, Jr.

As of the date hereof, Lone Star Value Investors directly beneficially owned 1,850,000 shares of Common Stock.  Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 1,850,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Lone Star Value Management, as the investment manager of Lone Star Value Investors, may be deemed the beneficial owner of the 1,850,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed the beneficial owner of the 1,850,000 shares of Common Stock beneficially owned by Lone Star Value Investors.  As of the date hereof, Mr. Radoff directly owns 600,000 shares of Common Stock.  As of the date hereof, Mr. Coleman directly owns 1,000 shares of Common Stock.